POST-CLOSING ESCROW AGREEMENT

     THIS   POST-CLOSING   ESCROW   AGREEMENT,   dated  as  of  August  5,  1997
("Agreement"), is by and among Westgate Fabrics, Inc. ("Purchaser"), Payne Fabrics, Inc. ("Seller") and Crouch and Hallett, L.L.P. ("Escrow Agent").

                              W I T N E S S E T H:

     WHEREAS, the Seller and Purchaser are parties to that certain Asset Purchase Agreement, dated July 17, 1997 (as amended by Amendment No. 1, thereto, the "Purchase Agreement") (capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement); and

     WHEREAS,   the  Seller   agreed  in  the   Purchase   Agreement   that  the
indemnification obligations of the Seller thereunder shall be secured in the manner set forth in this Agreement; and

     WHEREAS, as contemplated by the Purchase Agreement, Purchaser has deposited the sum of $150,000 (together with any interest earned thereon, the "Escrow Funds") on the Closing Date in an escrow account with the Escrow Agent;

     In consideration of the mutual covenants and agreements contained herein and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

     1. Appointment of Escrow Agent and Deposit of Escrow Funds. The Purchaser and the Seller hereby appoint and designate the Escrow Agent as the Escrow Agent hereunder, and the Escrow Agent hereby accepts such appointment and agrees to serve hereunder for the purposes and on the terms set forth herein. The Escrow Agent shall receive, hold and deliver the Escrow Funds, as provided for herein. The Escrow Funds shall be invested in money market and similar liquid investments, as directed by Seller.

     2. Disbursement of the Escrow Funds.

     (a) Unless and to the extent that subparagraphs (b) or (c) below shall apply, the Escrow Agent shall hold the Escrow Funds until the later of (i) the 90th day after the Closing or (ii) 10 days after finalization of the Closing Balance Sheet (the "Termination Date"), and shall thereafter deliver all Escrow Funds held by the Escrow Agent on such Termination Date to the Seller.


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     (b) In the event that,  after  finalization of the Closing Balance Sheet in accordance with Section 2.4 of the Purchase Agreement, the Closing Date Value is less than $2.5 million, Purchaser shall then be entitled to receive from the Escrow Agent the dollar amount of Escrow Funds as is equal to the dollar amount of the shortfall between the Closing Date Value and $2.5 million.

     (c) If, at any time prior to the Termination Date, Purchaser has given the Escrow Agent a notice (the "Purchaser Notice") that it is entitled to receive Escrow Funds as a result of the indemnification obligations of the Seller arising under the Purchase Agreement, the Escrow Agent shall give a copy of the Purchaser Notice to the Seller. If the Escrow Agent does not receive a written objection from the Seller to the Purchaser Notice prior to the 10th day following the date the Purchaser Notice is deemed delivered to the Seller, the Escrow Agent shall disburse to the Purchaser the amount of Escrow Funds described in the Purchaser Notice. If the Escrow Agent timely receives a copy of a written objection from the Seller to the Purchaser Notice, then the provisions of Section 4 hereof shall apply.

     (d) On the date which is 60 days after the Closing Date, the Escrow Agent shall deliver to Purchaser an amount equal to the sum of $10,000. Such amount shall be taken from the Escrow Funds unless the Escrow Agent has received notice by such date from the Seller and the Purchaser that the Tax Liens (as defined in that certain Amendment No. 1 to the Purchase Agreement), has been released. Payment of Escrow Funds to Purchaser under this section 4(d) does not foreclose or otherwise impair or affect Purchaser's right to seek indemnification or other recourse available to Purchaser under the Purchase Agreement or otherwise with respect to any damage incurred by Purchaser, arising from the Tax Liens.

     3. Escrow Agent Duties. Without in any way limiting any other provision of this Agreement, it is expressly understood and agreed that the Escrow Agent shall be under no duty or obligation to give any notice, or to do or to omit the doing of any action with respect to the Escrow Funds. The Escrow Agent shall not be liable for any error in judgment or any act or steps taken or permitted to be taken in good faith, or for any mistake of law or fact, or for anything it may do or refrain from doing in connection herewith, except for its own willful misconduct or gross negligence. The Escrow Agent shall not be required in any way to determine the validity or sufficiency, whether in form or substance, of any instrument, document, certificate, statement or notice referred to in this Agreement or contemplated hereby, or the identity or authority of the persons executing the same, and it shall be sufficient if any writing purporting to be such instrument, document, certificate, statement or notice is delivered to the Escrow Agent and purports to be correct in form and signed or otherwise executed by the party or parties required to sign or execute the same under this Agreement.

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     4. Right of Interpleader. Should any controversy arise between or among the
Purchaser and the Seller, or any other person, firm or entity, with respect to this Agreement or the Escrow Funds, or the Escrow Agent should be in doubt as to what action to take, the Escrow Agent shall have the right to (i) withhold delivery of the Escrow Funds until the controversy is resolved, the conflicting demands are withdrawn or the doubt is resolved, or (ii) institute a bill of interpleader in a court of applicable jurisdiction to determine the rights of the parties hereto. Should a bill of interpleader be instituted, or should the Escrow Agent be threatened with litigation or become involved in litigation in any manner whatsoever on account of this Agreement or the Escrow Funds, then as between themselves and the Escrow Agent, Purchaser and the Seller, jointly and severally, hereby bind and obligate themselves, their successors, heirs, executors and assigns to pay the Escrow Agent its reasonable attorney's fees and any and all other disbursements, expenses, losses, costs and damages of the Escrow Agent in connection with or resulting from such threatened or actual litigation.

     5. Indemnity. Purchaser and Seller, jointly and severally, agree to indemnify the Escrow Agent against and hold the Escrow Agent harmless from any and all losses, costs (other than general servicing of the account), damages, expenses, claims and attorney's fees suffered or incurred by the Escrow Agent as a result of, in connection with or arising from or out of the acts or omissions of the Escrow Agent in performance of or pursuant to this Agreement, except such acts or omissions as may result from the Escrow Agent's willful misconduct or gross negligence. Except for a claim for indemnification pursuant to this
Section 5, if applicable, the Escrow Agent shall not deduct any charges from the Escrow Funds for serving as Escrow Agent.

     6. Resignation. The Escrow Agent may resign upon 10 days' prior written notice to Purchaser and the Seller, and, upon joint instructions from Purchaser and the Seller, shall deliver the Escrow Funds to any designated substitute Escrow Agent selected by Purchaser and the Seller. If Purchaser and the Seller fail to designate a substitute Escrow Agent within 10 days, the Escrow Agent may, at its sole discretion and its sole option, institute a bill of interpleader as contemplated by Section 4 hereof.

     7.  Termination.  Upon  delivery of all of the Escrow  Funds as provided in
Section 2 or upon the  institution  of a bill of  interpleader  as  provided  in
Section 4 hereof,  this Agreement shall  terminate  except for the provisions of
Section 5.

     8. Notices. Any notice or communication must be in writing and given in the manner set forth in the Purchase Agreement. For the purpose of notice, the addresses of Purchaser and the Seller shall be as set forth in the Purchase Agreement, and the address of the Escrow Agent shall be as set forth opposite its name on the


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signature  page  hereto.  Any party may change its address for notice by written notice given to the other parties.

     9. Choice of Laws; Cumulative Rights. This Agreement shall be construed under the laws of the State of Texas. All of the Escrow Agent's rights hereunder are cumulative of any other rights it may have by law or otherwise.

     10. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

     11. Entire Agreement. This Agreement and any other documents executed or delivered pursuant to this Agreement, contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings, whether oral or written, among the parties with respect to such transactions.

     12. Binding Effect. This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.


                            [signature page follows]


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     IN WITNESS  WHEREOF,  the parties hereto have executed this Agreement as of the day and year first above written.

                                      WESTGATE FABRICS, INC.


                                      By:   /s/ Floyd W. Collins
                                            ------------------------------------
                                      Its:  Chief Executive Officer


                                      PAYNE FABRICS, INC.


                                      By:   /s/ Thomas R. Druggish
                                            ------------------------------------
                                      Its:  Vice President


                                      ESCROW AGENT:

                                      Crouch & Hallett, L.L.P.


                                      By:   /s/ Bruce H. Hallett
                                            ------------------------------------
                                            Bruce H. Hallett

                                      Address:   717 N. Harwood, Suite 1400
                                                 Dallas, Texas 75201





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